Exhibit 5.1
VINSON & ELKINS
July 28, 2011
C&J Energy Services, Inc.
10375 Richmond Avenue, Suite 2000
Houston, Texas 77042
Ladies and Gentlemen:
     We have acted as counsel for C&J Energy Services, Inc., a Delaware corporation (the “Company”), in connection with the Company’s registration under the Securities Act of 1933, as amended (the “Act”), of the offer and sale of the Company’s common stock (the “Common Stock”), including the offer and sale of an aggregate of up to 2,026,318 shares of the Common Stock under the C&J Energy Services, Inc. 2006 Stock Option Plan (the “2006 Plan”) and the offer and sale of an aggregate of up to 5,699,889 shares of the Common Stock under the C&J Energy Services, Inc. 2010 Stock Option Plan (the “2010 Plan” and collectively with the 2006 Plan, the “Plans”), pursuant to the Company’s registration statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) on July 28, 2011, which Common Stock may be issued from time to time in accordance with the terms of the Plans.
     In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) certain resolutions adopted by the board of directors of the Company, (iii) the Plans, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion letter. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon representations of public officials and officers or other representatives of the Company.
     We have assumed (i) the legal capacity of all natural persons, (ii) the genuineness of all signatures, (iii) the authority of all persons signing all documents submitted to us on behalf of the parties to such documents, (iv) the authenticity of all documents submitted to us as originals, (v) the conformity to authentic original documents of all documents submitted to us as copies, and (vi) that all information contained in all documents reviewed by us is true, correct and complete. In addition, we have assumed that (a) the Common Stock will be issued in accordance with the terms of the Plan under which the Common Stock is issued, and (b) the full consideration for each share of Common Stock will be received by the Company.
     Based on the foregoing and subject to the limitations set forth herein, and having due regard for the legal considerations we deem relevant, we are of the opinion that the Common Stock has been duly authorized and, when the Common Stock is issued by the Company in accordance with the terms of the Plan under which the Common Stock is issued and the instruments executed pursuant to such Plan, which govern the awards to which the Common Stock relates, will be validly issued, fully paid and non-assessable.
     This opinion is limited in all respects to the federal laws of the United States of America and the General Corporation Law of the State of Delaware, including the statutory provisions contained therein and all applicable provisions of the Texas Constitution and the reported judicial decisions interpreting those laws, and we do not express any opinion as to the laws of any other jurisdiction. We express no opinion as to any matter other than as expressly set forth above, and no opinion on any other matter may be inferred or implied herefrom. The opinions expressed herein are rendered as of the date hereof and we expressly disclaim any obligation to update this letter or advise you of any change in any matter after the date hereof.

Vinson & Elkins LLP Attorneys at Law	Trammell Crow Center, 2001 Ross Avenue, Suite 3700
Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London	Dallas, TX 75201-2975
Moscow New York Palo Alto Riyadh Shanghai Tokyo Washington	Tel +1.214.220.7700 Fax +1.214.220.7716 www.velaw.com

V&E
C&J Energy Services, Inc.    July 28, 2011 Page 2
     The opinions expressed herein are rendered only to you in connection with the Registration Statement. The opinions expressed herein may not be relied upon by you for any other purpose, or be furnished to, quoted to or relied upon by any other person, firm or corporation or for any other purpose.
     This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.
Very truly yours,
Vinson & Elkins L.L.P.